UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): may 2, 2008

TELANETIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51995	77-0622733
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

6197 Cornerstone Court E, Suite 108 San Diego, California 92121
(Address of principal executive offices)

(858) 362-2250
(Registrant's telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Resignation of Officers

Effective May 2, 2008, Mr. Richard M Ono resigned from his position as the chief financial officer and chief operating officer of Telanetix, Inc., a Delaware corporation (the "Company") and terminated his employment with the Company effective as of that date. Mr. Ono had served in that capacity under the terms of his employment agreement dated April 1, 2007.

In connection with his termination of employment, Mr. Ono and the Company entered into a separation agreement, pursuant to which Mr. Ono waived his right to collect cash severance compensation and executed a general waiver and release of claims against the Company. In return, the Company has accelerated the vesting of certain stock options granted to Mr. Ono, agreed to permit the cashless exercise of those options, and waived the provisions of the options that would terminate them 90 days following termination of employment. As a result, Mr. Ono will have the ability to exercise the options until 2013.

The foregoing summary description of the separation agreement is qualified by reference to the complete agreement, a copy of which is attached to this report, and incorporated by reference herein.

Effective, May 5, 2008, Mr. Thomas Szabo resigned from his position as the chief executive officer of the Company, though he will continue to serve as chairman of the board of directors of the Company.

Appointment of Officers

Effective May 5, 2008, the Company appointed Mr. Doug Johnson as the Company’s chief executive officer to replace Mr. Szabo. Mr. Johnson, age 48, had previous been serving as president of AccessLine Holdings, Inc. ("AccessLine"), a wholly-owned subsidiary of the Company, since AccessLine was acquired by the Company on September 14, 2007.

Pursuant to his employment agreement entered into on April 28, 2008, Mr. Johnson is entitled to receive an annual base salary of $225,000, and certain bonuses, and he was granted an option to purchase 400,000 shares of the Company’s common stock under the Company’s 2005 Equity Incentive Plan with an exercise price of $1.12 per share, which was the fair market value of the Company's common stock on the date of grant. Such options vest 25% on the first year anniversary of the commencement date of the employment agreement, and the balance vests over the next 36 months in equal monthly increments of 2.08% of the original grant, so long as Mr. Johnson remains employed by the Company.

Mr. Johnson joined the executive management team of the AccessLine in 2000 as the chief operating officer. In September of 2002, he was promoted to president and chief executive officer. Prior to joining Telanetix, Mr. Johnson was Vice President of the Advanced Services Group of AT&T Wireless, one of the largest wireless telecommunications companies in North America. In that role, he managed Wireless IP and Wireless Office services. Prior to this he served as AT&T Wireless's North American Vice President for Global Markets, responsible for the company's top 3000 corporate accounts. Previous to his roles with AT&T Wireless, Doug was Vice President and General Manager with McCaw Cellular for the Southeast Region. Before his Telecom career, Doug worked with Touche Ross (now Deloitte and Touche) as a CPA. He is an honor graduate from Washington State University.

Effective May 5, 2008, the Company appointed Mr. J. Paul Quinn as the Company’s chief financial officer. Mr. Quinn, age 48, replaces Mr. Richard Ono, who resigned from that office effective May 2, 2008.

Pursuant to his employment agreement entered into on April 28, 2008, Mr. Quinn is entitled to receive an annual base salary of $175,000, and certain bonuses, and he was granted an option to purchase 175,000 shares of the Company’s common stock under the Company’s 2005 Equity Incentive Plan with an exercise price of $1.12 per share, which was the fair market value of the Company's common stock on the date of grant. Such options vest 25% on the first year anniversary of the commencement date of the employment agreement, and the balance vests over the next 36 months in equal monthly increments of 2.08% of the original grant, so long as Mr. Quinn remains employed by the Company.

Prior to joining the Company, Paul Quinn was chief financial officer of Vidiator, a software development company that makes software for high-speed wireless networks worldwide. Prior to Vidiator, Paul was chief financial officer of Dwango Wireless (OTC: DWGN) a mobile media company that made software for 2G wireless carriers in North America. Before Dwango Wireless, Paul was with N2H2 (OTC: NTWO) as its chief financial officer in 2000 through its acquisition by Secure Computing in 2003. Prior to joining N2H2, Paul was a senior executive in retail companies. Paul has an MBA from Arizona State University and a BSC in Finance from Santa Clara University.

The Company issued a press release concerning the changes in management discussed above.  A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Richard Ono Separation Agreement dated May 2, 2008
10.2	Doug Johnson Employment Agreement dated April 28, 2008
10.3	J. Paul Quinn Employment Agreement dated April 28, 2008
99.1	Press Release dated May 8, 2008 "Telanetix Continues Integration of Divisions".

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELANETIX, INC.

Dated: May 8, 2008	By:	/s/ Doug Johnson
Doug Johnson Chief Executive Officer